Exhibit 99.1
Western Refining, Inc. Reports First Quarter 2006 Results
EL PASO, TEXAS, May 9, 2006 — Western Refining, Inc. (NYSE: WNR) (“Western” or the “Company”) today reported financial and operating results for the quarter ended March 31, 2006. Financial results prior to the completion of the Company’s initial public offering in January 2006 represent the financial results of Western Refining Company, L.P., which became a subsidiary of the Company following the IPO. Also upon closing of the offering, Western changed from a partnership structure to a corporate holding company structure.
For the three months ended March 31, 2006, Western reported a net loss of $19.7 million, or $0.32 per share. This amount includes a one-time non-cash charge of $21.3 million related to income taxes resulting from the change to a corporate holding company structure. In addition, Western completed a major maintenance turnaround at its El Paso refinery, of which $22.2 million was expensed during the quarter. The Company’s accounting policy is to expense turnarounds as incurred, while most of its peers capitalize and amortize turnarounds generally over a four-year period. For the three months ended March 31, 2005, the Company had net income of $1.4 million, which did not include a provision for income taxes because the Company was an operating partnership during this period.
Adjusted earnings before interest, taxes, depreciation, amortization and maintenance turnaround expense (“Adjusted EBITDA”) for the quarter ended March 31, 2006, was $29.6 million versus $10.7 million for the same period in the prior year, an increase of 177%.
The Company experienced a higher refinery gross margin per barrel in the first quarter of 2006 of $7.12 per barrel, compared to $4.59 per barrel in the first quarter of the prior year. Total refinery throughput for the first quarter of 2006 was 107,495 barrels per day (“bpd”), which included 98,195 bpd of crude oil throughput. For the first quarter of 2005, total refinery throughput was 108,817 bpd, including 99,913 bpd of crude oil throughput. The reduction in throughput was attributable to the major turnaround performed in the first quarter of 2006 versus a minor turnaround in the first quarter of 2005. The Company does not have any other scheduled major maintenance activity for the remainder of 2006.
Capital expenditures for the three months ended March 31, 2006, totaled $43.2 million. The majority of this capital spending related to four major projects, which included the Company’s ultra low sulfur diesel hydrotreater project, a new hydrogen plant, sulfuric acid and sulfur gas processing facilities and a crude oil capacity expansion project. The Company ended the quarter with $116.7 million of cash. In addition, the Company repaid the balance of its long-term debt of $149.5 million with a portion of the proceeds from its initial public offering.
Western’s President and Chief Executive Officer, Paul Foster, commented, “During the first quarter of 2006, we successfully completed a major maintenance turnaround on the south side of our refinery, and we completed the first phase of our crude capacity expansion project, which has enabled us to process crude at a current rate of more than 117,000 barrels per day. Additionally, we completed the tie-ins for our new diesel hydrotreater and began to produce ultra low sulfur diesel late in the first quarter. In keeping with our previously announced strategy, we have increased our production, and consequently, we have positioned ourselves to take advantage of the improved refinery margin environment that we are seeing thus far in the second quarter.
“We are very pleased with the level of service and commitment that we have enjoyed from the operator of the crude oil pipeline system that delivers crude oil to our refinery in El Paso. They have continued to work with us to make sure that the capacity of the system stays well ahead of our capacity needs. Currently, the capacity is in excess of 123,000 barrels per day and can be expanded to almost 150,000 barrels per day without significant expenditures.
“We achieved a new first quarter record for Adjusted EBITDA of $29.6 million in 2006. There were some mitigating circumstances surrounding our reported net loss in the first quarter of 2006; primarily, the expensing of our major turnaround and the one-time non-cash adjustment for income taxes related to our change from a partnership structure to a corporation.
“I am pleased to say that we have continued our stellar record of safety and reliability at the refinery. As of today, we have operated for 686 days without a recordable accident at the plant.

“On May 1, 2006, we acquired from Chevron U.S.A., Inc., its Southwestern United States asphalt assets which included an asphalt plant and terminal in El Paso and terminals in Phoenix, Tucson and Albuquerque. This acquisition strongly supports our current project to increase our sour crude processing capacity to more than 50% by the end of 2007 by enabling us to market and distribute the additional barrels of residuum that will be produced.”
A conference call is scheduled for May 10, 2006 at 11:00 A.M. EDT to discuss these financial results. This call is being webcast by CCBN and can be accessed at Western’s website, www.westernrefining.com. The call can also be heard by dialing 866-277-1184, passcode: 89382186. The audio replay will be available through May 24, 2006, by dialing 888-286-8010, passcode: 28102433.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.

WESTERN REFINING, INC.
(In thousands, except per share and per barrel data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Statement of Operations Data:
Net sales	$881,506	$694,340
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	812,603	649,342
Direct operating expenses (exclusive of depreciation and amortization)	38,101	29,060
Selling, general and administrative expenses	6,548	3,641
Maintenance turnaround expense	22,196	5,884
Depreciation and amortization	1,829	1,353

Total operating costs and expenses	881,277	689,280

Operating income	229	5,060
Interest income	1,701	310
Interest expense	(1,088)	(1,242)
Amortization of loan fees	(125)	(759)
Write-off of unamortized loan fees	(1,961)	—
Gain (loss) from derivative activities	3,629	(1,933)

Income before income taxes(1)	$2,385	$1,436

Provision for income taxes(1)	(22,130)	—

Net income (loss)(1)	$(19,745)	$1,436

Net loss per share — basic and diluted	$(0.32)	—
Weighted average shares outstanding — basic and diluted	61,651	—
Cash dividends declared per share	$0.04	—
Cash Flow Data:
Net cash provided by (used in):
Operating activities(1)	$(19,499)	$11,293
Investing activities	(43,235)	(10,297)
Financing activities(1)	(1,430)	(3,119)
Other Data:
Adjusted EBITDA(2)	$29,584	$10,674
Capital expenditures	43,235	10,297
Balance Sheet Data (end of period):
Cash and cash equivalents	$116,667	$42,832
Working capital	138,472	79,209
Total assets	591,078	393,762
Total debt	—	52,500
Partners’ capital	—	108,409
Stockholders’ equity	306,130	—
Key Operating Statistics:
Total sales volume (bpd)(3)	132,479	134,606
Total refinery production (bpd)	105,455	107,405
Total refinery throughput (bpd)(4)	107,495	108,817
Per barrel of throughput:
Refinery gross margin(5)	$7.12	$4.59
Direct operating expenses(6)	$3.94	$2.97
(1)	Prior to January 24, 2006, the Company was not subject to federal or state income taxes due to the Company’s former partnership structure. Prior to the closing of the Company’s initial public offering in January 2006, net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to the partners of the Company’s operating partnership to pay income taxes. After the Company’s initial public offering, it has begun to incur income taxes that will reduce net income and cash flows from operations, and the Company will cease to make any such income tax-related distributions to its equity holders. In addition, the Company recorded additional income tax expense during the first quarter of 2006 for the cumulative effect of recording its net deferred tax liability in the amount of $21.3 million upon changing from a partnership structure to a corporate holding company structure.

(2)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. However, Adjusted EBITDA is not a recognized measurement under generally accepted accounting principles (“GAAP”). The Company’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. In addition, the Company’s management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of the Company’s competitors capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and

•	The Company’s calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in its industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	March 31,
	2006	2005
Net income (loss)	$(19,745)	$1,436
Interest expense	1,088	1,242
Income tax expense	22,130	N/A
Amortization of loan fees	125	759
Write-off of unamortized loan fees	1,961	—
Depreciation and amortization	1,829	1,353
Maintenance turnaround expense	22,196	5,884

Adjusted EBITDA	$29,584	$10,674

(3)	Includes sales of refined products sourced from the Company’s refinery production as well as refined products purchased from third parties.

(4)	Total refinery throughput includes crude oil, other feedstocks and blendstocks.

(5)	Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by the Company’s total refinery throughput volumes for the respective periods presented. The Company has experienced gains or losses from derivative activities in each period presented. These derivatives are used to minimize fluctuations in earnings but are not taken into account in calculating refinery gross margin. Cost of products sold does not include any depreciation or amortization. Refinery gross margin is a non-GAAP performance measure that the Company believes is important to investors in evaluating its refinery performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to the Company’s statement of operations. The Company’s calculation of refinery gross margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. The following table reconciles gross profit to refinery gross margin for the periods presented (in thousands, except per barrel amounts):

	Three Months Ended
	March 31,
	2006	2005
Net sales	$881,506	$694,340
Cost of product sold (exclusive of depreciation and amortization)	812,603	649,342
Depreciation and amortization	1,829	1,353

Gross profit	67,074	43,645
Plus depreciation and amortization	1,829	1,353

Refinery gross margin	$68,903	$44,998

Refinery gross margin per refinery throughput barrel	$7.12	$4.59

Gross profit per refinery throughput barrel	$6.93	$4.46

(6)	Direct operating expense per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented. Direct operating expenses do not include any depreciation or amortization.
Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300